Exhibit 10.1
2006 Performance Bonus Plan for Executive Officers
     All of the executive officers of Western Refining, Inc. (the “Company”) are eligible for a discretionary annual performance bonus, as determined by the Section 162(m) Compensation Subcommittee (the “Subcommittee”) of the Compensation Committee, subject to the Company achieving a specified increase in adjusted EBITDA for fiscal year 2006 compared to adjusted EBITDA for fiscal year 2005. Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation, amortization and maintenance turnaround expense.
     The amount of the bonus payment under the 2006 performance plan will be determined by the Subcommittee after December 31, 2006. Bonus amounts can range from zero up to an amount not to exceed 200% of each executive’s base salary. Payments of bonus amounts may be made in cash, stock or a combination of both, in the discretion of the Subcommittee. The determination of the amount of an individual’s bonus and the method of payment of the bonus will be made by the Subcommittee in its discretion.